Exhibit 10.2

PERPETUA RESOURCES CORP.

2026 EQUITY INCENTIVE PLAN

RESTRICTED SHARE UNIT AWARD AGREEMENT

Subject to the terms and conditions of this Restricted Share Unit Award Agreement (this "Award Agreement"), and the Perpetua Resources Corp. 2026 Equity Incentive Plan (the "Plan"), the below individual (the "Participant") is hereby granted the below number of Restricted Share Units (the "RSUs") by Perpetua Resources Corp. (the "Company"). Unless otherwise indicated, all defined terms not defined herein shall be as defined in the Plan.

Identifying Information:

Participant Name	Date of Grant:
and Address:	Number of RSUs:
Vesting Commencement Date:

1.          Vesting Schedule. Subject to the Participant’s continuous status as a Service Provider and any other limitations set forth in the Plan, including Section 9 of this Award Agreement, the RSUs shall vest, if at all, over a [__]-year period in accordance with the following vesting schedule (the "Vesting Schedule"):

Vesting Date	Nonforfeitable Percentage
1st anniversary of the Vesting Commencement Date	33% shall vest, combined total of 33% vested
2nd anniversary of the Vesting Commencement Date	33% shall vest, combined total of 66% vested
3rd anniversary of the Vesting Commencement Date	34% shall vest, combined total of 100% vested

[OPTIONAL LANGUAGE TO DELETE OR REVISE ON A CASE-BY-CASE BASIS: Notwithstanding the foregoing, the RSUs shall become fully vested upon the earlier of: (i) the Participant’s Disability, (ii) the Participant’s death, and (iii) a termination of the Participant’s continuous status as a Service Provider by the Employer (or an Affiliate) for any reason other than Cause.] The RSUs shall be subject to a risk of forfeiture until such time as the RSUs vest in accordance with the Vesting Schedule. All or any portion of the RSUs subject to a risk of forfeiture shall automatically be forfeited and immediately returned to the Company if the Participant’s continuous status as a Service Provider is interrupted or terminated for any reason other than as permitted under the Plan or this Award Agreement. The Administrator may implement any forfeiture under the foregoing in a unilateral manner, without the Participant’s consent, and with no payment to the Participant, cash or otherwise, for the forfeited RSUs.

2.          Dividend Equivalents. The Employer shall pay Dividend Equivalent Rights in accordance with the terms of the Plan.

3.          Settlement of RSUs into Shares. Subject to Section 9 and the other terms of this Award Agreement, each RSU that vests shall immediately and automatically convert into one Share, which shall be issued to the Participant as soon as practical thereafter, but in no circumstance later than March 15th of the calendar year that immediately follows the calendar year within which the RSU became vested.

4.          No Assignment; Successors. The Participant shall not assign any of his or her rights under this Award Agreement or the Plan without the prior written consent of the Administrator, which consent may be withheld in its sole discretion. The Company is permitted to assign its rights or obligations under this Award Agreement and the Plan. This Award Agreement and the Plan are binding upon the Participant’s successors.

5.          Administration and Interpretation. Any determination by the Administrator in connection with any question or issue arising under the Plan or this Award Agreement shall be final, conclusive and binding on the Participant, the Employer and their Affiliates and all other persons. Any question or dispute regarding the interpretation of this Award Agreement or the receipt of the RSUs or Shares hereunder must be submitted by the Participant to the Administrator. The resolution of such question or dispute by the Administrator shall be final and binding on all parties.

6.          Entire Agreement; Governing Law; Venue. The provisions of the Plan are incorporated herein by reference. Except as otherwise set forth in an employment agreement between the Employer and the Participant, the Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company, the Employer, their Affiliates and the Participant with respect to the subject matter hereof. This Award Agreement is governed by the laws of the State of Delaware, including, without limitation, its validity, interpretation, construction and performance, but without giving effect to the conflict of laws principles that may require the application of the laws of another jurisdiction. The Company, the Employer, their Affiliates and the Participant agree that any suit, action or proceeding arising out of or related to this Award Agreement or the Plan must be brought in the United States District Court for the District of Idaho (or should such court lack jurisdiction to hear such action, suit or proceeding, then in a state court in the County of Ada) and that all parties must submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Section 6 are for any reason held invalid or unenforceable, it is the specific intent of the parties that such provisions be modified to the minimum extent necessary to make it or its application valid and enforceable.

7.          Counterparts. This Award Agreement may be executed in any number of counterparts, any of which may be executed and transmitted by facsimile or portable document format (.pdf), and each of which shall be deemed to be an original, but all of which together shall be deemed to be one and the same instrument.

8.          Electronic Signature. This Award Agreement may be executed by the Participant and the Company by manual signature or by means of electronic or digital signatures. The Participant agrees that clicking "I Accept" (or a tab of similar intent) in connection with or response to any electronic communication or other medium has the effect of affixing the Participant’s electronic signature to this Award Agreement. If required to be executed by electronic or digital signature, this Award of RSUs shall be forfeited if the Participant does not so execute this Award Agreement prior to the deadline set forth in the electronic transmission of this Award Agreement.

9.          Certain Treatment for Participants Subject to Canadian Taxation. If the Participant is subject to Canadian taxation, as determined in the reasonable discretion of the Administrator, then: (A) notwithstanding any provision of the Plan to the contrary, no income tax withholding can be satisfied with Shares but will be made in cash by either (i) withholding from a Participants other compensation, or (ii) the Participant paying the amount to be withheld to the Company; and (B) no settlement of RSUs shall occur later than the final business day of the third calendar year immediately following the calendar year of the Date of Grant.

[SIGNATURES ON NEXT PAGE]

By the Participant’s signature and the signature of the Company’s representative, the Participant and the Company agree that the RSUs granted herein are governed by the terms and conditions of this Award Agreement and the Plan.

PERPETUA RESOURCES CORP.	PARTICIPANT

Name:	By:

Its:	Print Name:

Dated:	Dated: